Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Teekay Tankers Ltd.

We consent to the use of our report dated October 6, 2017, with respect to the consolidated balance sheets of Teekay Tankers Ltd. and subsidiaries (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of income, cash flows, and changes in equity for each of the years in the three-year period ended December 31, 2016, and the related notes, which report appears in the Form 6-K filed by the Company on October 6, 2017, and the use of our report dated April 26, 2017, with respect to the effectiveness of internal control over financial reporting as of December 31, 2016, which report appears in the December 31, 2016 Annual Report on Form 20-F filed by the Company on April 26, 2017, each of which is incorporated herein by reference.

/s/ KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

March 21, 2018

*	KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.